Exhibit 3.6(a)
Certified Copy
CORPORATE ACCESS NUMBER: 2013483280
Alberta
BUSINESS CORPORATIONS ACT
CERTIFICATE
OF
INCORPORATION
ADVANCE CANADA INC.
WAS INCORPORATED IN ALBERTA ON 2007/09/10.

Certified Copy
Articles of Incorporation
For
ADVANCE CANADA INC.

Share Structure:	SEE ELECTRONIC SCHEDULE “A” ATTACHED
Share Transfers Restrictions:	SEE ELECTRONIC SCHEDULE “B” ATTACHED
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	7
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	SEE ELECTRONIC SCHEDULE “C” ATTACHED
Registration Authorized By:     NORMAN J.K. BISHOP
SOLICITOR

SCHEDULE “A”
ARTICLES OF INCORPORATION
OF
ADVANCE CANADA INC.
CLASSES AND NUMBER OF SHARES AUTHORIZED
1. The Corporation is authorized to issue:
(a) an unlimited number of Class “A” shares;
(b) an unlimited number of Class “B” shares;
(c) an unlimited number of Class “C” preferred shares.
2. There shall be attached to the authorized shares of the Corporation the following rights, privileges, restrictions and conditions:
(a) Voting
The holders of Class “A” shares shall be entitled to 1 vote for each such share held and shall be entitled to receive notice of, to attend and to vote either in person or by proxy at any meeting of the shareholders of the Corporation; the holders of Class “B” shares, and Class “C” preferred shares shall not be entitled to vote nor to receive notice of or attend any meeting of shareholders of the Corporation.
(b) Dividends
(i) The holders of Class “C” preferred shares in preference and priority to the holders of Class “A” shares and Class “B” shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, a non-cumulative preferential dividend at a rate per annum between 0% and 12%, to be determined by the Board of Directors of the Corporation on an annual basis, on the Redemption Amount (as hereinafter defined) of each Class “C” preferred share held. If, after the expiration of any fiscal year of the Corporation, the Board of Directors of the Corporation shall not have declared the said dividend on the Class “C” preferred shares for such fiscal year, then the rights of the holders of Class “C” preferred shares to such dividends for such year shall be forever extinguished.
(ii) The holders of Class “C” preferred shares shall not be entitled to any dividends other than or in excess of the non-cumulative preferential dividend hereinbefore provided for except as set forth in paragraph (d)(iii) hereof.
(iii) Dividends may be declared and paid or set aside

for payment pursuant to the provisions of the Business Corporations Act of Alberta, on Class “A” shares, Class “B” shares or both Class “A” shares and Class “B” shares in any fiscal year of the Corporation except if such payment or setting aside for payment would impair either:
•       the Corporation’s ability to redeem all of the then outstanding Class “C” preferred shares if the Corporation became obligated to do so,
or
•       the Corporation’s ability to pay dividends on the Class “C” preferred shares in respect of the Corporation’s current fiscal year.
(c) Redemption at Option of Corporation
(i) The Corporation may by resolution of the Board of Directors and upon the giving of notice as hereinafter provided, redeem at any time the whole or from time to time any of the then outstanding Class “C” preferred shares upon payment for each such Class “C” preferred share redeemed of a sum to be determined by the Board of Directors prior to the issuance of the Class “C” preferred shares (“Redemption Amount”), together with any non-cumulative preferential dividend declared thereon but unpaid.
(ii) Not less than 10 days’ notice in writing of the redemption shall be given by mailing to each registered holder of the Class “C” preferred shares to be redeemed a notice specifying the place of redemption which may be a Chartered Bank.
(iii) Any such redemption of less than all of the then outstanding Class “C” preferred shares shall be made pro rata from the aggregate number of shares held by each such shareholder, unless otherwise approved by the holders of the outstanding Class “C” preferred shares.
(iv) If notice of any such redemption is given by the Corporation as aforesaid and an amount sufficient to redeem the Class “C” preferred shares which are to be redeemed is deposited to a special account at any Chartered Bank specified in such notice, the Class “C” preferred shares in respect whereof such deposit is made, shall be redeemed and the holders of such Class “C” preferred shares shall thereafter have no rights against the Corporation in respect thereof except upon surrender of the certificates for such Class “C” preferred shares to receive payment therefor, without interest, out of the monies so deposited.

(d)	Redemption at Option of the Holder
(i) Any holder of the Class “C” preferred shares shall be entitled to require the Corporation to redeem at any time or times all or any part of the Class “C” preferred shares registered in the name of such holder on the books of the corporation by tendering to the Corporation at its head office, the share certificate or certificates representing the Class “C” preferred shares which the registered holder desires to have the Corporation redeem properly endorsed in blank for transfer or accompanied by an appropriate form of transfer properly executed in blank, and in either case, together with a request in writing (a “Redemption Request”) specifying:
•	that the registered holder desires to have all or a specified number of the Class “C” preferred shares represented by such certificate or certificates redeemed by the Corporation;
•	the business day (the “Redemption Date”) on which’ the holder desires to have the Corporation redeem such Class “C” preferred shares, which Redemption Date shall be not less than 30 days after the day on which the Redemption Request is given to the Corporation.
(ii) upon receipt of the share certificate or certificates representing the Class “C” preferred shares which the registered holder desires to have the Corporation redeem, together with the Redemption Request, the Corporation shall on the Redemption Date redeem such Class “C” preferred shares by paying to such registered holder the Redemption Amount of each such share together with any non-cumulative preferential dividend declared thereon but unpaid. Such payment shall constitute redemption.
(iii) If such payment is not made on the Redemption Date the rights of the holder of the Class “C” preferred shares shall remain unaffected and additionally, the holder shall be entitled to receive a cumulative preferential dividend on the Class “C” preferred shares which should have been redeemed on the Redemption Date in an amount equal to 1% per month on the Redemption Amount, such dividend to be paid on a monthly basis on the last day of each month from the Redemption Date to the date of actual redemption.
(iv) If the redemption of all Class “C” preferred shares of which the Corporation has received Redemption Requests would cause the Corporation to be in contravention of the provisions of the Business Corporations Act, the Corporation shall at that time redeem on a pro rata basis only such number of class “C” preferred shares as can be redeemed without causing such contravention, and the Corporation shall redeem the balance of such Class “C” preferred shares at the earliest such time or times (on a pro rata basis) as redemption can be made in reasonable amounts without causing such contravention.
(e) Rights on Dissolution
In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of property or assets of the Corporation among shareholders for the purpose of winding up its affairs:
(i) The holders of Class “C” preferred shares shall be entitled equally and ratably to receive, before any distribution of any part of the assets of the Corporation among the holders of Class “A” shares and Class “B” shares a sum equal to the Redemption Amount of each Class “C” preferred share held by them respectively together with an amount equivalent to any cumulative and non-cumulative preferential dividend declared thereon but unpaid; but except as aforesaid, the holders of Class “C” preferred shares shall not be entitled to share in any further distribution of the property or assets of the Corporation;
(ii) Upon payment to the holders of Class “C” preferred shares of the amount required to be paid as aforesaid Class “A” shares and Class “B” shares shall have identical rights, and each such shareholder shall share in the remaining property of the Corporation in proportion to the number of shares he holds.
(f) Restriction on Issuance of Class “C” preferred shares Class “C” preferred shares shall not be issued unless issued:
•	in exchange for property, other than a promissory note or promise to pay, or
•	in exchange for issued shares of the Corporation of a different class.
(g) Restriction on Repurchase of Class “A” shares and Class “B” Shares
So long as any Class “C” preferred shares remain outstanding the Corporation shall not purchase for cancellation or otherwise pay off or purchase any Class “A” shares or Class “B” shares except:
•	if such repurchase would not impair the Corporation’s ability to redeem all of the then outstanding Class “C”

preferred shares if the Corporation became obligated to do so, and
•	with the approval of the holders of the issued and outstanding Class “C” preferred shares.
(h) Restriction on Creation of Additional Shares
Except with the approval of the holders of all Class “C” preferred shares then outstanding, no new class of shares ranking prior to or on a parity with the Class “C” preferred shares shall be created.
3. The rights, privileges, restrictions and conditions attaching to any class of shares of the Corporation may be deleted, varied, modified, amended or amplified only with the approval of the holders of that class given as hereinafter specified, and the approval of a Special Resolution of the shareholders of the Corporation.
4. Approval of the holders of any class of shares of the Corporation may be given by an instrument or instruments in. writing duly signed by the holders of not less than 2/3 of the issued and outstanding shares of that class.

SCHEDULE “B”
ARTICLES OF INCORPORATION
OF
ADVANCE CANADA INC.
RESTRICTIONS OF SHARE TRANSFERS
1. Subject to the provisions of the Business Corporations Act (Alberta) , R.S.A. 2000, c. B-9, as amended, no share or shares in the Corporation shall be transferred without the sanction of a resolution of the Board of Directors.
2. The Board of Directors may at any time in its absolute and uncontrolled discretion and without assigning any reason refuse to sanction any transfer of shares.

SCHEDULE “C”
ARTICLES OF INCORPORATION
OF
ADVANCE CANADA INC.
OTHER PROVISIONS
1. The number of shareholders for the time being of the Corporation (exclusive of persons who are in the employment of the Corporation, and persons who, having been formerly in the employment of the Corporation, were, while in such employment and have continued to be after termination of such employment, shareholders of the Corporation) shall not exceed 50, but where 2 or more persons hold 1 or more shares of the Corporation jointly, they shall, for the purpose of this Section, be treated as a single shareholder.
2. Any invitation to the public to subscribe for securities of the Corporation is prohibited.
3. The Board of Directors of the Corporation may, without authorization of the shareholders:
(a) Borrow money on the credit of the Corporation,
(b) Issue, re-issue, sell or pledge debt obligations of the Corporation, and
(c) Give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and
(d) Mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.